SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ULTRADATA SYSTEMS, INCORPORATED
             --------------------------------------------------
              (Exact name of Registrant as specified in Charter)

                  Delaware                       43-1401158
         ----------------------------------------------------------
         (State of Incorporation)     (I.R.S. Employer I.D. Number)

              9375 Dielman Industrial Drive, St. Louis, MO 63132
              --------------------------------------------------
                   (Address of Principal Executive Offices)

                                 MONTE ROSS
                       Ultradata Systems, Incorporated
                        9375 Dielman Industrial Drive
                            St. Louis, MO 63132
                              (314) 997-2250
              -------------------------------------------------
             (Address and Telephone Number of Agent for Service)

                                  Copy to:
                             ROBERT BRANTL, ESQ.
                             322 Fourth Street
                             Brooklyn, NY 11215
                               (718) 768-6045

                      1994 INCENTIVE STOCK OPTION PLAN
                 AMENDED AND RESTATED 1996 STOCK OPTION PLAN
                 -------------------------------------------
                            (Full Title of Plans)

                       CALCULATION OF REGISTRATION FEE

                               Proposed       Proposed
Title of                       Maximum        Maximum
Securities      Amount         Offering       Aggregate    Amount of
to be           to be          Price          Offering     Registration
Registered      Registered (1) per Share (2)  Price (2)    Fee
-----------------------------------------------------------------------------

Common Stock    450,000        $4.65          $2,092,949   $552.54
$.01 par value  shares
-----------------------------------------------------------------------------


1. This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

2. The price stated is estimated solely for purposes of calculation of the registration fee and is the average of the sum of (i) the aggregate exercise price of options for 412,530 shares previously granted under the Plans and
(ii) the product resulting from multiplying the remaining 37,470 shares by $15.00, the closing price of shares of the Common Stock on the NASDAQ SmallCap Market on March 8, 2000.




                                 PART II

            INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.
              INCORPORATION OF DOCUMENTS BY REFERENCE.

              Ultradata Systems, Incorporated is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

    (a) Ultradata's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

    (b) Ultradata's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999;

    (c) Ultradata's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999;

    (d) Ultradata's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999;

    (e) the description of Ultradata's Common Stock contained in its Registration Statement on Form 8-A.

              Ultradata is also incorporating by reference all documents hereafter filed by Ultradata pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.      DESCRIPTION OF SECURITIES.

              Not Applicable.

Item 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

              Robert Brantl, Esq., counsel to Ultradata, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Ultradata.

Item 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section
145 further provides that indemnification shall be provided if the party in question is successful on the merits.


Item 7.       EXEMPTION FROM REGISTRATION CLAIMED.

              Not applicable.


Item 8.       EXHIBITS.

4.1 1994 Incentive Stock Option Plan - filed as an exhibit to Ultradata's Registration Statement on Form SB-2 (33-85218C) and incorporated herein by reference.

4.2           Amended and Restated 1996 Stock Option Plan

5             Opinion of Robert Brantl, Esq.

23.1 Consent of BDO Seidman LLP, independent certified public accountants

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.       UNDERTAKINGS.

              Ultradata hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the
               Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (4) That, for purposes of determining any liability under the
               Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ultradata pursuant to the provisions of the General Corporation Law of the State of Delaware, or otherwise, Ultradata has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ultradata of expenses incurred or paid by a director, officer or controlling person of Ultradata in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ultradata will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ultradata Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the under signed, thereunto duly authorized, in the City of St. Louis and the State of Missouri on the 9th day of March, 2000.

                           ULTRADATA SYSTEMS, INCORPORATED



                           By: /s/ Monte Ross
                               Monte Ross
                               Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 9, 2000.

    Name                             Title
----------------------------------------------------------------------------

/s/ Monte Ross                    President (Chief Executive Officer,
    Monte Ross                    Chief Financial Officer), Chairman of the
                                  Board

/s/ Ernest Clarke                 Director, Vice President, Controller
    Ernest Clarke                 (Chief Accounting Officer)


/s/ Mark L Peterson               Director
    Mark L.Peterson

/s/ Steven H. Akre                Director
    Steven H. Akre


    John J. Clancy                Director


    Donald Rattner                Director


                           INDEX TO EXHIBITS

4.2      Amended and Restated 1996 Stock Option Plan

5        Opinion of Robert Brantl, Esq.

23.1     Consent of BDO Seidman LLP, independent certified public accountants


                                                     EXHIBIT 4.2

                           AMENDED AND RESTATED

                         1996 STOCK OPTION PLAN OF

                      ULTRADATA SYSTEMS, INCORPORATED

                     Adopted by the Board of Directors

                            on December 4, 1999


1.   Purpose.

    The purpose of this Amended and Restated Ultradata 1996 Stock
Option Plan (the "1996 Plan") is to reward directors, officers, key employees and consultants for their best efforts on behalf of the Company, to induce such employees to remain in the employ of the Company, to attract talented individuals to join the Company, to motivate such employees to exert their best efforts on behalf of the Company, and to encourage such employees to secure or increase their stock ownership in the Company.

    As used in the Plan, the term "incentive stock options" means options which are intended to qualify as incentive stock options within the meaning of section 422A of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and which are designated as incentive stock options in the Option Agreement. The term "nonqualified stock options" means options which are not intended to qualify as incentive stock options, and which are designated as nonqualified stock options in the Option Agreement.

2.   Stock Subject to the Plan.

    The stock to be issued upon exercise of options granted under the Plan shall consist of authorized but unissued shares (or of reacquired shares) of the Common Stock, $.01 par value, of the Company. The maximum number of shares for which options may be granted under the Plan is 275,000 shares, subject to adjustment as provided in Section 6.

    If any options granted under the Plan expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for further options pursuant to the Plan.

3.   Eligibility of Optionees.

    Options may be granted only to officers, key employees, directors or consultants of the Company or any subsidiary (and all references in this Plan to officers, key employees, directors or consultants of the Company shall also refer to and include officers, key employees, directors or consultants of the Company or any subsidiary of the Company). For purposes of this Plan, an individual shall be deemed to be a consultant if the individual performs services for the Company in a capacity other than as employee or director. More than one option may be granted to any optionee.

    In no event shall an option be granted to any person who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations: provided, however, that this restriction shall not apply if at the time of grant the option price is not less than 110% of the fair market value of the stock subject to the option and such option is not exercisable after the expiration of five (5) years from the date of grant.

4.   Administration.

    The Plan shall be administered by a Stock Option Committee of the Board of Directors of the Company (the "Committee") which shall be composed of at least two (2) members of the Board. No member of the Committee shall be eligible to participate nor shall have been eligible to participate in the Plan for a period of at least one (1) year prior to his or her election to serve on the Committee.

    Subject to the express provisions of the Plan, the Committee shall have full authority (a) to determine, in its discretion, the individuals to whom, and the times at which, options shall be granted, whether the option granted shall be an "incentive stock option" or a "nonqualified stock option", the number of shares subject to each option, the price or prices at which such shares may be purchased from the Company, and the provisions of the respective option agreements (which need not be identical), including provisions concern ing the time or times, when, and the extent to which, the options may be exercised, the conditions of exercise (including non-competition with the Company after termination of employment) and the effect of approved leaves of absence on continuity of service; (b) to prescribe, amend and rescind rules and regulations relating to the Plan; (c) to interpret the Plan and the respective option agreements; and (d) to make all other determinations necessary or advisable for administering the Plan. All determinations and interpretations by the Committee shall be binding and conclusive upon all parties.

5.  Terms and Conditions of Options.

    Subject to the following provisions, all options granted under this Plan shall be in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine:

    (a) Option Price.

    (I) Incentive Stock Options. The purchase price per share under each Incentive Stock Option shall be determined by the Committee. In no event, however, shall the price per share under each Incentive Stock Option be less than 100% of the fair market value of the Common Stock on the date of grant.

    The Committee may, at its discretion, provide that the fair market value shall be the lowest fair market value on any day up to thirty days after the date of grant. If within that period of up to thirty days the fair market value of the Common Stock is less than the fair market value on the date of grant, then the date in that period on which the fair market value is lowest will be deemed to be the date of grant. In any case, the fair market value shall be determined in the manner chosen by the Committee as permitted by the Code.

    (II) Nonqualified Stock Options. The option price per share under each Option granted under the Plan as a nonqualified option shall be deter mined and fixed by the Committee in its discretion, but shall not be less than eighty-five percent (85%) of the fair market value of such Shares on the date of grant of such Option (determined as provided in subsection (a)(I) above.

    (b) Term. Each option granted under the Plan shall terminate no later than ten years after the date on which it was granted, but the Committee in its discretion may prescribe a shorter period for any individual option or options.

    (c) Offset provisions. If the Committee so determines and the applicable instrument or instruments evidencing the option so provide, the exercise of all or any part of an option granted under this Plan may result in the reduction or termination of another option granted under this Plan to the extent so determined and provided.

    (d) Exercise. An option shall be exercised by written notice of such exercise, in the form prescribed by the Committee, to the Secretary or Treasurer of the Company, at its principal office. The notice shall specify the number of shares for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be 50 or a multiple thereof) and shall be accompanied by payment in full of the purchase price of such shares. No shares shall be delivered upon exercise of any option until all laws, rules and regulations which the Board of Directors or the Committee may deem applicable have been complied with. If a registration statement under the Securities Act of 1933 is not then in effect with respect to the shares issuable upon such exercise, it shall be a condition precedent that the person exercising the option give to the Company a written representation and undertaking, satisfactory in form and substance to the Board of Directors or the Committee, that he is acquiring the shares for his own account for investment and not with a view to the distribution thereof.

    (e) Payment. Payment for shares purchased upon exercise of an option shall be made either in full or installments, as shall be determined by the Committee and provided in the applicable instrument or instruments evidencing such option. If payment is made in installments, the option holder shall be required to make a down payment in cash of an amount equal to at least 20 percent of the total option price of the shares purchased and to deliver to the Company his or her promissory installment note payable to the Company for an amount equal to the difference between the total option price of the shares then being purchased and the amount of such down payment. Such note shall bear interest at such rate as the Committee shall determine of not less than the applicable federal rate (as defined in the Internal Revenue code of 1986, as amended, and must pledge the shares purchased as security. The option holder shall pay the balance of the option price as provided in such note and subject to such terms and conditions as may be provided in the applicable instrument or instruments evidencing the option; in any event, he or she shall make such payments as may be necessary to make the aggregate payments on account of the total option price equal to:

         (1) at least 40 percent of the total option price of the shares purchased by the end of 18 months from the date of purchase,

         (2) at least 60 percent of the total option price by the end of three years from the date of purchase,

         (3) at least 80 percent of the total option price by the end of four years from the date of purchase and

         (4) the entire amount of the total option price by the end of five years from the date of purchase.

    Dividends on partly paid shares issued to such option holder
(other than dividends in stock of the Company) shall be declared and paid only upon the basis of the percentage of the total option price actually received thereon by the Company, and any such dividends paid prior to final payment for the shares shall be applied by the Company against unpaid installments of the promissory notes evidencing the option holder's indebtedness for the option price in the order of their maturity. Certificates for partly paid shares shall be registered in the name of the option holder and shall, immediately upon issue, be delivered to the Company, endorsed in blank by the option holder or accompanied by a separate stock power so endorsed, in pledge as security for the payment of the unpaid balance of the option price. The certificates issued to represent partly paid shares shall state thereon the total amount of the consideration to be paid therefor and the amount paid thereon.

    (f) The person exercising an option shall not be considered a record holder of the stock so purchased for any purpose until the date on which he is actually recorded as the holder of such stock upon the stock records of the Company.

    (g) The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Common Stock of the Company pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

    (h) The aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the stock with respect to which an Incentive Stock Option is exercisable for the first time by any employee during any calendar year under all plans of the Company (and parent and subsidiary corporations) shall not exceed $100,000.

    (i) No holder of any option under the Plan shall, by virtue of holding such option, be entitled to any rights of a stockholder in the Company.

    (j) Termination of employment. Upon the termination of an option holder's employment for any reason other than death, termination for cause, or retirement pursuant to the terms of a retirement program of the Company, his or her option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such option privileges shall expire unless exercised within three months after the date of such termination, but not later than the date of expiration of the option. If an option holder's employment is terminated for cause, all rights under his or her option shall expire immediately upon the giving to the option holder of the notice of such termination. Upon the termination of an option holder's employment by reason of retirement pursuant to the terms of a retirement program of the Company, his or her option privileges shall be limited to the shares which were immediately purchasable at the date of such retirement, and such option privileges shall expire unless exercised within the period not to exceed two years specified by the Committee in the applicable instrument or instruments evidencing the option, but not later than the date of expiration of the option.

    (k) Death of option holder. Upon the death of an option holder, his or her option privileges shall apply to those shares which were immediately purchasable at the time of death, and such privileges shall expire unless exercised (by the executor or administrator of the option holder's estate or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the option holder's death) within (1)
12 months after the date of death, or (2) in the event of death following termination of employment by reason or retirement pursuant to the terms of a retirement program of the Company, the period in which the option privileges may be exercised upon termination by reason of such retirement as provided by the Committee in the applicable instrument or instruments evidencing the option, whichever period terminates last, or such longer period as may be permitted by the Committee in a special case, but in no event later than the date of expiration of the option.

6.   Adjustments Upon Changes in Capitalization.

    The option agreements shall contain such provisions as the Committee shall determine to be appropriate for the adjustment of the kind and number of shares subject to each outstanding option, or the option prices, or both, in the event of any changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, sales or exchanges of assets, combinations or exchange of shares, offering of subscription rights or any other type of change. In the event of any such change in the outstanding Common Stock, the kind and aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

7.   Term of Plan.

    The Board of Directors may terminate this Plan at any time.
Termination of the Plan will not affect rights and obligations theretofore granted and then in effect. No options may be granted later than ten years from May 22, 1996, the date of the Plan's adoption by the Board of Directors.

8.  Transferability.

    Options granted under this Plan shall provide that they will not be transferable.

9.  Amendment and Revocation.

    The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that without the consent of the optionees, no change may be made in any option theretofore granted which will impair the rights of existing optionees; and provided further that the Board of Directors may not, without the approval of the holders of a majority of the outstanding Common Stock, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common Stock which may be issued, under the Plan, extend the term of the Plan or of options granted thereunder, reduce the option price below that now provided for in the Plan, change the conditions or exercise of options now provided for in the Plan, or change the employees or class of employees eligible to receive options thereunder.

10.  Ratification of the Plan.

    This Plan shall be submitted to the stockholders of the Company for approval at a meeting to be held within twelve months following its adoption by the Board.

                     *       *       *       *       *

                                                    EXHIBIT 5

                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                                718-768-6045

March 9, 2000

Ultradata Systems, Incorporated
9375 Dielman Industrial Drive
St. Louis, MO 63132

Gentlemen:

With reference to the Registration Statement on Form S-8 which Ultradata Systems, Inc. proposes to file with the Securities and Exchange Commission registering (a) 175,000 common shares which may be offered and sold by Ultradata Systems, Inc. under the 1994 Incentive Stock Option Plan and (b) 275,000 common shares which may be offered and sold by Ultradata Systems, Inc. under the Amended and Restated 1996 Stock Option Plan (collectively, the Shares ), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plans, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.


Yours,


/s/ Robert Brantl
Robert Brantl

                                                         EXHIBIT 23.1

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ultradata Systems, Inc.
St. Louis, Missouri


We hereby consent to the incorporation by reference in the Form S-8 (0-25380) constituting a part of this Registration Statement of our report dated March 4, 1999, relating to the consolidated financial statements appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

/s/  BDO Seidman LLP
     BDO Seidman LLP


St. Louis, Missouri
March 10, 2000